POWER OF ATTORNEY The undersigned, appoints the following Officers of Core Natural Resources, Inc. (the “Company”), with full power to each of them to act alone, as his true and lawful attorneys-in-fact and agents to execute and file on behalf of the undersigned all Forms 3, 4 and 5, and any amendments thereto, that the undersigned may be required to file with the Securities and Exchange Commission, and any stock exchange or similar authority, as a result of the undersigned’s ownership of or transactions in securities of the Company. The authority of the following Officers under this Power of Attorney shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that the following Officers are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. The following officers of the Company (the “Officers”): Chief Legal Officer; General Counsel; Secretary; and Chief Financial Officer IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of April, 2026. /s/ Edward L. Doheny II Edward L. Doheny II